FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)                         Exhibit 99.1

CHANGES IN OFFICERS AND DIRECTORS OF
BP MIDSTREAM PARTNERS GP LLC

HOUSTON, October 8, 2020 - BP Midstream Partners LP (“BPMP” or the “Partnership”) has announced the following changes in officers and directors:
•Brian Smith decided to retire from his position as a director of the BP Midstream Partners GP LLC (the “General Partner”) effective on October 8, 2020.
•Jack Collins was appointed a director of the General Partner on October 8, 2020, taking over the role vacated by Mr. Smith.
•Gerald Maret has decided to retire from his position as Chief Operating Officer effective on December 31, 2020.
•David Kurt was appointed Co-Chief Operating Officer of the General Partner on October 1, 2020. Mr. Kurt’s title will change to Chief Operating Officer as of December 31, 2020, replacing Mr. Maret.
•Craig Coburn has decided to retire from his position as a director and Chief Financial Officer of the General Partner, at the end of February 2021. Mr. Collins is expected to succeed Mr. Coburn as the General Partner’s Chief Financial Officer at such time. Mr. Coburn and Mr. Collins will work together between now and the end of February to ensure an orderly transition.

The retirements of Mr. Smith, Mr. Maret and Mr. Coburn were not due to any disagreement with the General Partner or the Partnership on any matter relating to the Partnership’s operations, policies or practices. The timing of these announcements is related to BPMP’s sponsor, BP, previously announcing it would reorganize and reduce its workforce to become a more focused, integrated energy company to deliver its new ambition and strategy.

Commenting on the announcements, Chairman and member of the board of directors of the General Partner Douglas Sparkman said: “On behalf of the board, I would like to thank Brian, Gerald and Craig for all they have done for the General Partner and BPMP. We welcome Jack to the board and look forward to working with him as director and Chief Financial Officer. We also welcome David Kurt as Chief Operating Officer. Both Jack and David bring extensive experience and capabilities that will contribute to maintaining our governance, operating and financial stewardship of BPMP.”

Biographies
Jack Collins
Mr. Collins, 45, has served as President of BPX Energy since July 2020, prior to which he served as Senior Vice President and Chief Financial Officer of BPX Energy from December 2014. Prior to joining BPX Energy, Mr. Collins held various executive roles in finance and investor relations, including at Denbury Resources, Inc and PostRock Energy Corp. He has more than 20 years’ experience across the energy sector. Mr. Collins has a Bachelor of Arts in Economics from the University of Colorado and completed the Advanced Management Program at Harvard Business School.

David Kurt
Mr. Kurt, 52, has served as Refinery Manager of the Whiting refinery since May 2020. He is responsible for all aspects of safety, operational and financial performance of the refinery. Mr. Kurt has held various positions at Whiting refinery, including as Health, Safety, Security and Environment Manager from 2019 to 2020, Production Manager from 2017 to 2019, and Business Improvement Manager from 2015 to 2017. Mr. Kurt joined BP in 1996 and has a Bachelor of Science in Agricultural Engineering and a Master of Business Administration from Ohio State University.

About BP Midstream Partners
BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for BP and other customers to transport onshore crude oil production to BP’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of

FOR IMMEDIATE RELEASE

BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

Further Information
BPMP investor relations, US: bpmpir@bp.com
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